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                                                                   Exhibit 4bbb

                        Guaranteed Income Benefit Rider

This rider is made a part of the Contract to which it is attached. Except as stated in this rider, it is subject to the provisions contained in the Contract. Coverage under this rider begins on the Rider Date as shown on the Contract Benefit Data pages.

This optional rider provides variable Periodic Income Payments payable under a variable annuity payment option that are guaranteed not to fall below the Guaranteed Income Benefit.

                                  Definitions

Guaranteed Income Benefit

The minimum amount payable for each Periodic Income Payment made under a variable annuity payment option.

                                    General

Calculation of the Guaranteed Income Benefit

If this rider is in effect on the Valuation Date the Periodic Income Payment is determined, then the amount that will be paid will be the greater of:

a. the Periodic Income Payment; or

b. the Guaranteed Income Benefit.

On the Rider Date, the initial Guaranteed Income Benefit amount is shown on the Contract Benefit Data pages.

Effect of Guaranteed Income Benefit during Access Period

During the Access Period, payment of the Guaranteed Income Benefit reduces the Account Value. If the Account Value is reduced to zero, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals zero. Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

Effect of Guaranteed Income Benefit during Lifetime Income Period

During the Lifetime Income Period, if a Periodic Income Payment is less than the Guaranteed Income Benefit, the excess of the Guaranteed Income Benefit over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing 'a' by 'b' where:

    1. 'a' is the amount of the excess of the Guaranteed Income Benefit over the Periodic Income Payment; and

    2. 'b' is the applicable annuity factor;

and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If payment of the Guaranteed Income Benefit reduces the number of Annuity Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

GIB 1/06

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Withdrawals

While this rider is in effect, the Guaranteed Income Benefit will be equal to the Initial Guaranteed Income Benefit, reduced by Withdrawals, if any. Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.

Mortality and Expense Risk and Administrative Charge

While this rider is in effect, the Mortality and Expense Risk and Administrative Charge deducted from the Variable Account for the Contract and this rider is as shown on the Contract Benefit Data pages.

Purchase Payments

While this rider is in effect, additional Purchase Payments to the Contract may not be made.

Termination of this Rider

This rider will terminate for any of the following reasons:

a. termination of the Contract to which this rider is attached;

b. the death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected;

c. a change in the Access Period;

d. a change in the Periodic Income Payment Mode; or

e. Written Request from an Owner.

Termination of this rider due to termination of the Contract or death of the Annuitant or Secondary Life as described above, will be effective on the Valuation Date on which such event occurs. Termination of this rider due to a change in the Access Period, change in the Periodic Income Payment Mode, or Written Request from an Owner will be effective on the Valuation Date of the Periodic Income Commencement Date anniversary following such event.

                                                  The Lincoln National Life
                                                  Insurance Company

                                                  /s/ John H. Gotta
                                                  ------------------------------
                                                  President

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